10F-3 Report
CGCM Emerging Markets Equity Fund
	9/1/2017		through	2/28/2018

Issuer Name	Sub-Adviser	Trade Date	Selling Dealer	Offering Size	Total Amt. Allocated	Purchase Price
Petrobas Distribuidora SA	Lazard	12/14/2017	Citigroup	291,300,000	226,700	15.000